Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Form S-8 No. 2-68366, Form S-8 No. 333-19325, Form S-8 No. 33-27866, Form S-8 No. 33-60725, Form S-8 No. 333-13751, Form S-8 No. 33-60727, Form S-8 No. 333-56947, Form S-8 No. 333-70239, Form S-8 No. 333-104611, Form S-8 No. 333-160666, Form S-3 No. 33-46325, Form S-3 No. 33-52121, Form S-3 No. 333-68211, Form S-3 No. 333-84292-01, Form S-3 No. 333-110760 and Form S-3 No. 333-160646) of AMR Corporation, and in the related Prospectuses, of our reports dated February 16, 2011, with respect to the consolidated financial statements and schedule of AMR Corporation and the effectiveness of internal control over financial reporting of AMR Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 16, 2011